Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Launches Notes Offering

WASHINGTON, D.C. June 5, 2024 — Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (the “Company” or “Cogent”) today announced that two of its wholly owned subsidiaries, Cogent Communications Group, LLC (f/k/a Cogent Communications Group, Inc.) (“Cogent Group”) and Cogent Finance, Inc. (the “Co-Issuer” and, together with Cogent Group, the “Issuers”), intend to commence an offering of $300.0 million aggregate principal amount of 7.000% senior notes due 2027 (the “Notes”) to be offered and sold only to persons reasonably believed to be “qualified institutional buyers” in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act. The Notes are expected to be guaranteed on a senior unsecured basis by Cogent Group’s existing and future material domestic subsidiaries (other than the Co-Issuer), subject to certain exceptions. In addition, the Notes will be guaranteed on a senior unsecured basis by the Company; however, the Company will not be subject to the covenants under the indenture governing the Notes. Cogent Group intends to use approximately $110 million of the net proceeds from the offering to exercise a contractual option to prepay in full an existing indefeasible right-of-use agreement with an aggregate principal amount of approximately $125 million of monthly recurring payments remaining, held by a subsidiary of Cogent Infrastructure LLC, a Delaware limited liability company (f/k/a Cogent Infrastructure, Inc.), at a 12% discounted rate. Cogent Group intends to use the remainder of the net proceeds for general corporate purposes and/or to make special or recurring dividends to the Company. The Notes will have the same maturity date and call protection, bear interest at the same rate and otherwise have substantially the same terms as the Issuers’ existing 7.00% senior notes due 2027 (the “Existing Unsecured Notes”); however, the Notes will not be fungible (from a trading or tax perspective) with the Existing Unsecured Notes and will be a separate series of notes from the Existing Unsecured Notes.

There can be no assurance that the issuance and sale of the Notes will be consummated.

The information in this press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities, and shall not constitute an offer to sell, solicitation of an offer to buy or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

About Cogent Communications

The Company (NASDAQ: CCOI) is a facilities-based provider of low-cost, high-speed Internet access, private network services, Internet Protocol version 4 address leasing, optical transport services and data center colocation to bandwidth intensive businesses. Cogent’s facilities-based, all-optical IP network provides services in hundreds of major metropolitan markets across 53 countries.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. The statements in this press release are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, among others, risks related to the offering of the Notes, including that such transaction may not occur and the use of proceeds thereof; the impact of the Company’s acquisition of the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Sprint Communications LLC and its subsidiaries (the “Wireline Business”), including difficulties integrating the Company’s business with the acquired Wireline Business, which may result in the combined company not operating as effectively or efficiently as expected; transition services required to support the acquired Wireline Business and the related costs continuing for a longer period than expected; transition related costs associated with the acquisition; the COVID-19 pandemic and the related government policies; future economic instability in the global economy, including the risk of economic recession, recent bank failure and liquidity concerns at certain other banks or a contraction of the capital markets, which could affect spending on Internet services and the Company’s ability to engage in financing activities; the impact of changing foreign exchange rates (in particular the Euro to USD and Canadian dollar to USD exchange rates) on the translation of the Company’s non-USD denominated revenues, expenses, assets and liabilities; legal and operational difficulties in new markets; the imposition of a requirement that we contribute to the US Universal Service Fund on the basis of the Company’s Internet revenue; changes in government policy and/or regulation, including net neutrality rules by the United States Federal Communications Commission and in the area of data protection, cyber-attacks or security breaches of the Company’s network; increasing competition leading to lower prices for the Company’s services; the Company’s ability to attract new customers and to increase and maintain the volume of traffic on the Company’s network; the ability to maintain the Company’s Internet peering arrangements and right-of-way agreements on favorable terms; the Company’s reliance on a few equipment vendors, and the potential for hardware or software problems associated with such equipment; the dependence of the Company’s network on the quality and dependability of third-party fiber and right-of-way providers; the Company’s ability to retain certain customers that comprise a significant portion of the Company’s revenue base; the management of network failures and/or disruptions; the Company’s ability to make payments on the Company’s indebtedness as they become due; outcomes in litigation; and risks associated with variable interest rates under the Company’s interest rate swap agreement as well as other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The Company undertakes no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

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